Exhibit 99.(n)

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

AVENUE MUTUAL FUNDS TRUST

WHEREAS, Avenue Mutual Funds Trust (“Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“Act”);

WHEREAS, shares of beneficial interest of the Trust are divided into the series (the “Fund”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Trust, on behalf of the Fund, now desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (this “Plan”) with respect to the Fund;

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan is in the best interests of each class individually and the Trust as a whole; and

WHEREAS, the Trust employs Avenue Capital Management II, L.P. (“Adviser”) as its investment adviser and Foreside Fund Services, LLC (“Distributor”) as its distributor.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Fund, this Plan, in accordance with Rule 18f-3 under the Act and on the following terms and conditions:

1.                                       Features of the Classes. The Fund issues its shares of beneficial interest in the following classes: “Investor Class Shares,” and “Institutional Class Shares,” as set forth in Appendix A hereto. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses applicable to it, as defined in Section 7 below; and (c) each class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of the Fund shall have the features described herein.

2.                                       Shareholder Servicing Plan and Agreement. The Trust has adopted and entered into a Shareholder Servicing Plan and Agreement (“Servicing Plan”) with the Distributor with respect to the classes of shares of the Fund set forth in the Servicing Plan. Under the Servicing Plan, the Trust may pay the Distributor a fee at the rates set forth in the Distribution Plan for arranging to provide the shareholder services described in the Servicing Plan (“Services”) to Fund shareholders. The Distributor may subcontract for the performance of one or more of the Services with persons who provide Services for Fund shareholders, including, without limitation, affiliated persons (or affiliated persons of affiliated persons) of the Trust (each a

“Subcontractor”). Pursuant to the Servicing Plan, the Fund pays the Distributor a monthly fee at the rates set forth in the Servicing Plan that differ with respect to each class. The Distributor may pay Subcontractors directly for Services they provide out of its fee.

3.                                       Distribution Plan. The Trust has adopted a Distribution Plan in accordance with Rule 12b-1 under the Act on behalf of Investor Class Shares of the Fund. Under the Distribution Plan, Investor Class Shares of the Fund pay the Distributor monthly a fee at the rate set forth in the Distribution Plan for services rendered by the Distributor in connection with any activity primarily intended to result in the sale of the shares of the Fund that is permissible under applicable law, rule or regulation, including, but not limited to: (a) compensation to broker-dealers that have entered into a sales agreement with the Fund’s distributor and financial institutions and other entities that make shares of the Fund available to their customers; (b) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and media advertising; (c) compensation to and expenses of the Fund’s distributor attributable to distribution and/or sales support activities, including travel, equipment, printing, delivery, telephone and mailing costs, and other overhead and office expenses of the distributor; (d) interest expenses; (e) the preparation, printing and distribution of prospectuses, Statements of Additional Information and reports and any supplements thereto for persons other than existing shareholders; (f) the preparation, printing and distribution of sales literature and advertising materials; (g) expenses associated with processing new account applications; (h) the costs of administering the Plan; (i) expenses of organizing and conducting sales seminars; (j) the costs of retaining, compensating and paying reasonable expenses of employees, agents and subcontractors of the Fund’s distributor to support the distribution of the Investor Class Shares; and (k) profit to the providers of the foregoing. In addition, a portion of such amount may be paid for account maintenance and personal service to shareholders within the meaning of FINRA Rule 2830.

4.                                       Conversion Features. In the event that a shareholder ceases to meet the eligibility requirements pertinent to the class of shares the shareholder holds as set forth herein, the Board of Trustees may approve the conversion of the shareholder’s shares into a class of shares for which the shareholder is eligible that has the most attractive arrangements for the shareholder, provided that: (i) the shareholder is notified in advance of the conversion and (ii) the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee, or other charge.

5.                                       Redemption Fees. Each class of shares of the Fund may assess redemption fees upon the redemption of Fund shares in such amounts and under such conditions as determined by the Board of Trustees and as disclosed in the Fund’s current Prospectus and shall be subject to such reductions or waivers as are disclosed in the Fund’s current Prospectus.

6.                                       Eligibility Requirements.  Each class of shares of the Fund shall be offered subject to the eligibility requirements and minimum initial investment amount for the applicable class of shares set forth in the Prospectus from time to time.

7.                                       Allocations, Income and Expenses.

a. The gross income and realized and unrealized capital gains of the Fund shall generally be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

1.  Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular class of shares of the Fund (“Trust Level Expenses”); and

2.  Expenses incurred by the Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution plan and/or shareholder services agreement (such as the Distribution Plan and Servicing Plan); (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific class; (iv) Blue Sky share registration or qualification fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees’ fees incurred as a result of issues relating to one class.

Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the IRC.

8.                                       Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Adviser or any other service provider to the Trust without the prior approval of the Board of Trustees.

9.                                       Effectiveness of Plan. This Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act).

10.                                 Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

11.                                 Limitation of Liability. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Plan as of the 14th day of May, 2012.

AVENUE MUTUAL FUNDS TRUST

By:
Name:

Title:

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

AVENUE MUTUAL FUNDS TRUST

APPENDIX A – LIST OF FUNDS AND CLASSES

As of May 14, 2012

FUND	CLASSES OFFERED

Avenue Credit Strategies Fund	Investor Class Institutional Class